Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR AUGUST
     Dallas, Texas, August 5, 2008 — U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.68973 per unit, payable on August 29, 2008, to unit holders of record on August 15, 2008.
     This distribution reflects primarily the oil production for May 2008 and the gas production for April 2008, both including postings from the previous month’s production. Preliminary production volumes are approximately 43,765 barrels of oil and 560,527 Mcf of gas. Preliminary prices are approximately $115.13 per barrel of oil and $10.11 per Mcf of gas. The table below compares this month’s production and prices to the previous months:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	43,765	560,527	$115.13	$10.11
Prior Month	36,189	548,361	$111.75	$8.93
     Due to the timing of the end of the month of July, approximately $267,000 of revenue received will be posted in the following month of August in addition to normal receipts during August. Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt. Since the close of business in July and prior to this press release, approximately $1,797,000 in revenue has been received. For the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free Number: 1.800.365.6541